NEWS RELEASE

Media Contact:	Investor Contract:
Eva Schmitz 812.306.2424 evaschmitz@berryplastics.com	Dustin Stilwell 812.306.2964 dustinstilwell@berryplastics.com

FOR IMMEDIATE RELEASE

Berry Plastics Group, Inc. Appoints Ronald S. Rolfe to
Company’s Board of Directors

Steven C. Graham Steps Down from Company’s Board

EVANSVILLE, Ind. – October 4, 2013 – Berry Plastics Group, Inc. (NYSE:  BERY), a leading global manufacturer and marketer of value-added plastic packaging and engineered materials, today announced the appointment of Ronald (Ron) S. Rolfe to its Board of Directors.  He will also serve as a member of the Company’s Audit Committee.  Rolfe replaces Steven (Steve) C. Graham who is stepping down from the Company’s Board.

Rolfe was a member of the Litigation Department at Cravath, Swaine & Moore LLP for more than 40 years.  In January 2011, he retired as a Partner of the firm.  During his tenure, Rolfe led major antitrust and securities cases; SEC, NYSE, NASDAQ, and grand jury investigations; and, a wide range of commercial litigation and arbitrations.  He was also active in major merger and acquisition transactions and corporate governance advice.

Rolfe is a board member of the Strategic Committee of Captain Bidco SAS (France), Noranda Aluminum Holding Corporation (NYSE:  NOR), Advanced Assessment Systems, Inc., and an advisor to the board of directors of Tune Core, Inc.  He holds an A.B. from Harvard College and graduated magna cum laude with a J.D. from Columbia Law School, where he served as an editor of the Columbia Law Review.  Rolfe was also a Harlan Fiske Stone Scholar and James Kent Scholar.  Rolfe dedicates much time to both professional organizations and civic endeavors, including serving as President of the Board of Trustees of The Allen-Stevenson School.

Steven Graham has served as a member of Berry Plastics’ Board of Directors since 2006.

“On behalf of Berry Plastics and its Board of Directors, I wish to extend our sincere gratitude for Steve’s commitment to our Company,” said Jon Rich, Chairman and CEO of Berry Plastics.  “Ron is highly regarded in the legal community and we are honored to have him join our Board.”

About Berry Plastics
Berry Plastics Group, Inc. is a leading provider of value-added plastic consumer packaging and engineered materials delivering high-quality customized solutions to our customers with annual net sales of $4.8 billion in fiscal 2012.  With world headquarters in Evansville, Indiana, the Company’s common stock is listed on the New York Stock Exchange under the ticker symbol BERY.  For additional information, visit the Company’s website at www.berryplastics.com.

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Forward-looking statements

Certain statements and information included in this release may constitute "forward looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of Berry Plastics to be materially different from any future results, performance, or achievements expressed or implied in such forward looking statements. Additional discussion of factors that could cause actual results to differ materially from management’s projections, forecasts, estimates and expectations is contained in the companies' SEC filings. The companies do not undertake any obligation to update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

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